Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
     We consent to the incorporation by reference in Prospectus Supplement No. 2 to the Registration Statement No. 333-136270 of CanWest Petroleum Corporation of our auditors’ report dated February 15, 2006, except as to note 13 which is as of March 10, 2006 and note 14 which is as of October 23, 2006, relating to the financial statements of Oilsands Quest Inc. for the periods ending January 31, 2006 and 2005, which appear in the Current Report on Form 8-K/A of CanWest Petroleum Corporation dated August 14, 2006.
/s/ Collins Barrow Calgary LLP
CHARTERED ACCOUNTANTS
Calgary, Alberta Canada
October 27, 2006